EXHIBIT 16

                     LETTERHEAD OF CLANCY AND CO., P.L.L.C.

February 18, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first two paragraphs of Item 4 included in the Form 8-K of Mountain States Capital, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Clancy and Co., P.L.L.C.

Clancy and Co., P.L.L.C.

Copy to: Louie A. Mukai, Chapter 11 Trustee
         Mr. Jeff Williams, Corporate Counsel (Internal)
         Mountain States Capital, Inc.